CORD BLOOD AMERICA RECEIVES $2 MILLION; SET TO COMPLETE CORCELL ACQUISITION

LOS ANGELES, CA. – Feb. 20, 2007 –- Cord Blood America, Inc. (OTC BB:  CBAI),  the umbilical cord blood stem cell preservation company (http://www.cordblood-america.com ) focused on bringing the life saving potential of stem cells to families nationwide and internationally, said today that it has secured $2 million in capital, which will allow it to complete the acquisition of CorCell Inc., Philadelphia, Pa., the fourth largest private umbilical cord blood bank in America (http://www.corcell.com) .

Cord Blood America purchased the operating entity and assets of CorCell on October 13, 2006.  It will soon complete the purchase of the approximately 12,000 customers of CorCell.  The money is provided by a leading private equity firm from New York.

“The funding is a debt placement, which we chose for a number of positive reasons.  Most importantly, it minimizes dilution, protecting our current shareholders,” said Matthew Schissler, CEO, Cord Blood America.  “We are a growth-oriented company and there will be times when we need to raise capital using equity.  This was not one of those times.  This transaction protects that option for the Company and its shareholders.”  The debt will be serviced primarily with cash flow from CorCell operations.

Mr. Schissler said completion of the acquisition will be “extremely important to our future.”  He explained that it will make Cord Blood America the fourth largest cord blood storage company in the U.S., and means it can now focus on strategically adding other acquisitions with controlled, organic growth.  “This will be a major achievement for Cord Blood America and its investors,” Mr. Schissler said.

About Cord Blood America

Cord Blood America (OTC BB:CBAI.OB - News) is the parent company of CorCell, which facilitates umbilical cord blood stem cell preservation for expectant parents and their children. Its mission is to be the most respected stem cell preservation company in the industry. Collected through a safe and non-invasive process, cord blood stem cells offer a powerful and potentially life-saving resource for treating a growing number of ailments, including cancer, leukemia, blood, and immune disorders. To find out more about Cord Blood America, Inc. (OTC Bulletin Board: CBAI), visit our website at www.corcell.com. For investor information, visit www.cordblood-america.com.

Forward-Looking Statements

Some statements made in this press release are forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. We use words such as ``anticipate,'' ``believe,'' ``expect,'' ``future,'' ``intend,'' ``plan,'' and similar expressions to identify forward-looking statements. These statements including those related to the growth of the industry, new stem cell treatments, and the Company’s performance, are only predictions and are subject to certain risks, uncertainties and assumptions. Additional risks are identified and described in the Company's public filings with the Securities and Exchange Commission. Statements made herein are as of the date of this press release and should not be relied upon as of any subsequent date. The Company's past performance is not necessarily indicative of its future performance. The Company does not undertake, and the Company specifically disclaims any obligation to update any forward-looking statements to reflect occurrences, developments, events, or circumstances after the date of such statement.

CONTACT: Paul Knopick - E & E Communications - 949/707-5365 - pknopick@eandecommunications.com